Exhibit (a)(5)(iv)

Supplemental Disclosure to Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

DIEDRICH COFFEE, INC.

at

$35.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 11, 2009

by

PEBBLES ACQUISITION SUB, INC.,

a wholly owned subsidiary of

GREEN MOUNTAIN COFFEE ROASTERS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW

YORK CITY, NEW YORK TIME, ON JANUARY 11, 2010, UNLESS THE OFFER IS EXTENDED

December 18, 2009

To Stockholders of Diedrich Coffee, Inc.:

Pebbles Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), is circulating this letter as supplemental disclosure to Purchaser’s offer to purchase (the “GMCR Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”) at a purchase price of $35.00 per Share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 11, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) enclosed therewith.

The purpose of this letter is to remind you of the following important information regarding the GMCR Offer:

o	Diedrich’s Board of Directors has determined that GMCR’s $35.00 per Share, all-cash offer is superior to the terms of the now-terminated merger agreement with Peet’s Coffee & Tea, Inc. (“Peet’s”) and Peet’s exchange offer to pay Diedrich stockholders a combination of cash and Peet’s stock with a maximum value of $26.00 per Share (the actual value paid to Diedrich stockholders will be determined at the completion of the exchange offer and could be lower depending on the value of Peet’s stock).

o	Diedrich’s Board of Directors has unanimously recommended that you accept the GMCR Offer and tender your Shares pursuant to the GMCR Offer.

o	Diedrich’s Board of Directors has recommended that you do not tender your Shares in Peet’s exchange offer, and that you withdraw any Shares you may previously have tendered in Peet’s exchange offer. Please refer to the instructions contained in the exchange offer documents provided to you by Peet’s if you would like to withdraw the Shares you have tendered in Peet’s exchange offer.

o	To tender your Shares in the $35.00 per share GMCR Offer, (i) if you are the record holder of such Shares, execute and return the Letter of Transmittal enclosed with the Offer to Purchase or (ii) if you hold your Shares through a broker, instruct your broker to tender your Shares in the GMCR Offer.

Any inquiries you may have with respect to the GMCR Offer should be addressed to Okapi Partners LLC, the Information Agent with respect to the GMCR Offer, at: 780 Third Avenue, 30th Floor, New York, New York 10017; (877) 274-8654.

Very truly yours,

Pebbles Acquisition Sub, Inc.

This letter is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Diedrich common stock referenced in this letter has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which GMCR and Purchaser filed with the U.S. Securities and Exchange Commission (the “SEC”) and first mailed to Diedrich stockholders on December 11, 2009. Security holders of Diedrich are advised to read the Tender Offer Statement, because it contains important information about the tender offer. Investors and security holders of Diedrich also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by GMCR with the SEC on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained from GMCR by written request to: Green Mountain Coffee Roasters, Inc., Attention: General Counsel, 33 Coffee Lane, Waterbury, Vermont 05676.